Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated December 8, 2025 relating to the Common Stock, $0.0001 par value, of MAUI LAND & PINEAPPLE COMPANY, INC. shall be filed on behalf of the undersigned.

VALUEWORKS LLC By: /s/ Charles Lemonides
Name: Charles Lemonides
Title: Managing Member

CHARLES LEMONIDES By: /s/ Charles Lemonides